Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

PREIT’s Prepackaged Financial Restructuring Plan Confirmed By Court

Company Expects to Emerge from Chapter 11 in early December

with Strengthened Balance Sheet and Enhanced Financial Flexibility

All Stakeholders to be Unimpaired and All Claims to be Paid in Full

With holiday season in full swing, All PREIT Business Operations Continue Without Interruption

PHILADELPHIA, November 30, 2020 – PREIT (NYSE: PEI), a leading operator of diverse retail and experiential destinations, today announced that the United States Bankruptcy Court for the District of Delaware (the “Court”) has confirmed its prepackaged financial restructuring plan (the “Prepackaged Plan”). PREIT expects to complete its financial restructuring and successfully emerge from Chapter 11 in early December.

Upon emergence, PREIT will have access to $130 million of new financing to support its operations and the continued execution of its strategic priorities. In addition to recapitalizing the Company, PREIT’s debt maturity schedule will be extended. The Company will be well-positioned to continue offering compelling retail and experiential destinations while prioritizing the health and safety of its employees, partners, customers and communities.

“We look forward to emerging from this process as a stronger, more innovative platform for our business partners,” said Joseph F. Coradino, CEO of PREIT. “We were able to reach this outcome on an expedited basis thanks to the overwhelming support of our lenders, as well as the continued support of our employees, customers, tenants and vendors. We will remain focused on operating safely, responsibly and efficiently while maintaining a strong balance sheet.”

Coradino continued, “I want to thank the entire PREIT team for continuing to perform at the highest level throughout this process during the busiest time of year for our business. We are proud that we have continued to deliver terrific experiences in the communities in which we operate and outstanding service for our retail partners throughout our financial restructuring process and the ongoing COVID-19 pandemic. PREIT properties play an essential role in the economy of the communities in which we operate, creating jobs, preserving tax revenue and ensuring the vitality of key focal points. We look forward to a brighter future for all PREIT stakeholders as we move forward as a financially stronger company.”

Additional information, including court documents and information about the court-supervised process, is available on PREIT’s restructuring website through PREIT’s claims agent, Prime Clerk at https://cases.primeclerk.com/PREIT.

DLA Piper LLP (US) LLP and Wachtell, Lipton, Rosen & Katz are serving as legal counsel and PJT Partners LP is serving as financial advisor to PREIT.

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages innovative properties at the forefront of shaping consumer experiences through the built environment. PREIT’s robust portfolio of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in densely-populated, high barrier-to-entry markets with tremendous opportunity to create vibrant multi-use destinations. Additional information is available at www.preit.com or on Twitter or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks, uncertainties and changes in circumstances that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our other filings with the Securities and Exchange Commission. While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ability to consummate a plan of reorganization in accordance with the terms of the RSA we have entered into; our ability to achieve our forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce our indebtedness; our ability to manage our business through the impacts of the COVID-19 pandemic, a weakening of global economic and financial conditions, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. Additionally, our business might be materially and adversely affected by changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; current economic conditions, including the impact of the COVID-19 pandemic and the steps taken by governmental authorities and other third parties to reduce its spread, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio and our ability to remain in compliance with our financial covenants under our debt facilities; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and potential dilution from any capital raising transactions or other equity issuances.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

PREIT Contact:

Heather Crowell

EVP, Strategy and Communications

(215) 316-6271

heather.crowell@preit.com

Contact:

Andrew Siegel / Meaghan Repko

Joele Frank Wilkinson Brimmer Katcher

212-355-4449